Exhibit 99.1(a)
Q3 2018 Earnings Prepared Comments
Surabhi Varshney, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation third quarter 2018 financial results recording. The date of this recording is October 18, 2018. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior consent of Celanese.
My name is Surabhi Varshney, Vice President of Investor Relations. Today you will hear from Mark Rohr, Chairman and Chief Executive Officer, Scott Sutton, Chief Operating Officer, and Scott Richardson, Chief Financial Officer.
The Celanese Corporation third quarter 2018 earnings release was distributed via Business Wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section, along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will review our consolidated results and expectations for growth, Scott Sutton will elaborate on the EM model and key drivers of performance there, and Scott Richardson will then comment on cash flow and taxes. On the earnings conference call tomorrow morning, management will be available to answer questions. I will turn it over to Mark now.
Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thank you Surabhi and welcome to everyone joining the call.
Today we’ll update you on the quarter, comment on business performance, and share some insight on key business drivers as well as our expectations for earnings growth over the next several years.
For the quarter, GAAP diluted earnings came in at $3.00 per share with adjusted earnings at $2.96 per share, well ahead of street consensus. Net sales increased 13 percent compared to the third quarter of 2017 to $1.8 billion. Engineered Materials (EM) realized segment income of $187 million in the third quarter and reported a segment income margin of 29 percent, a year over year improvement of 170 basis points. The Acetyl Chain's (AC) core income was $277 million in the third quarter and year-to-date core income margin came in at 26 percent. Free cash flow of $382 million set a third quarter record and put us on track to generate approximately $1.2 billion for the year. We repurchased 1.3 million shares this quarter, bringing total cash returned to shareholders to $223 million when we include cash dividends of $73 million.
Considering this quarter's success and looking at near-term business fundamentals, we are raising full year adjusted earnings guidance to $10.90 to $11.10 per share. This range reflects our views of business performance as well as typical year-end seasonality and normal inventory adjustments. It also accounts for the impact of two major planned initiatives in the fourth quarter, a 50 day turnaround at our Clear Lake, Texas facility to complete the VAM expansion and a critical turnaround at our POM facility in Bishop, Texas.
Let me now shift to a few contemporary business topics, starting with Engineered Materials. This portfolio of products and technology supports industrial and consumer trends such as light-weighting,

miniaturization, and energy efficiency as well as medical trends such as joint replacement and drug delivery. We work directly with OEM's to help them efficiently deliver attributes that differentiate their product in the marketplace. This design-based sale ties our growth to a specific requirement, a difference, a uniqueness, or a substitute. By design, it results in a market advantage for customers and often a cost advantage as well. With this model, it's easy to understand that absolute unit sales volumes have less of a bearing on our performance than perhaps they do for other industry participants. As an example, and similar to many quarters in the recent past, organic volume this quarter sold into the auto industry increased 8 percent year over year. At the same time, global auto builds decreased by 2 percent, year over year, with key markets for Celanese like Germany and China experiencing auto build declines of approximately 18 percent and 4 percent, respectively. We have not seen a meaningful correlation between auto build rates and our performance since we implemented our business model five years ago. We expect, and you should expect of us, good year over year sales into the transportation sector for as long as consumers continue to demand innovation and the sustainable evolution of this industry. Engineered Materials is a project-based business where new and improved performance, efficiency in use, and cost savings drive the need to differentiate. For the quarter, 925 new projects were commercialized putting us on pace to close this year with over 3,000 project wins. This compares to 1,000 project wins just three years ago and we believe customer demand will push us to a 5,000 project win level in the 2020 time frame. Project wins are a much better marker for growth in Engineered Materials than general industry metrics.
Over the past few weeks we have been asked if cost inflation in general is having an impact on customer demand and if we are able to pass on higher prices. As background, year over year raw material inflation for Celanese was approximately $50 million in the third quarter which was more than offset by realized price increases. Inflation generally speaking is a good thing for the chemical industry and in my experience not a material issue for customers as along as they are not surprised or disadvantaged in the market place. The Celanese team works hard to stay ahead of inflation and takes proactive steps to address expected raw material, logistics, and energy cost. We share our intentions early and work to help customers understand what is happening and with them look for ways to minimize the impact.
Shifting to global trade. We had previously estimated the direct impact of higher tariffs to be in the $15-20 million range, predominantly impacting Engineered Materials. In subsequent tariff revisions, several products and some catalysts we use have been excluded from the official list which brings the estimated impact down to below $10 million; that is before we take any mitigating actions. Products impacted by tariffs are for the most part imported, and prices can adjust without adverse impact. Further, given our global network, we have the added flexibility to change trade flows and, in some cases, avoid these tariffs altogether. From our vantage point, we have yet to see a material change in order patterns or customer confidence and barring any large secondary effects on exchange rates, we expect that Section 301 trade dispute impacts can be managed.
Through this year, demand for acetic acid and its derivatives such as vinyl acetate monomer (VAM) continues to grow at a historical norm of about 3 percent. A few demand examples from the broad set of diverse end-uses for acetyls may help you appreciate some of the drivers for this growth. Acetic acid is used in the production of terephthalic acid, a feedstock for polyester fiber which is growing at about 6 percent per year. VAM is used in the production of environmentally friendly or low VOC paints which are growing at a rate of approximately 2 percent per year and VAM is also used to produce EVOH, an oxygen barrier in food packaging, and PVOH, both of which are tracking at growth rates of about 6 percent and 3 percent, respectively. Barring the typical seasonality in the upcoming fourth and first quarters, we do not see any unusual weakness in demand across regions. The steady and paced demand growth for acetyls has already pushed industry utilization rates to the mid-80s and should further push utilization rates to the high 80 percent level as we enter the next decade.
On the supply side, we continue to see China take steps in support of the Blue Sky Campaign with the focus area expanding from the 2+26 cities to an additional 11 cities. A three-phased environmental inspection plan has been put in place that will dispatch more than 300 audit teams over the next 12 months. Along the same lines, the Shandong and Yunnan provinces have already announced their initial list of qualified chemical parks and more provinces will follow suit. We believe Jiangsu will issue similar guidelines in early 2019. It is reported that some 100 parks could potentially be disqualified in the process. Combined with the government’s focus on managing high debt levels and improving economics for local producers, we anticipate environment-related production curtailments in China to continue. Having said that, we have not assumed any benefit from the Blue Sky Campaign in our long-range forecast. Today, customer demand is being met by current capacity and we expect incremental capacity additions at fully-integrated sites should be sufficient to meet demand growth through the end of the decade.
At the same time there is little evidence of a reoccurrence of the loose monetary policy that supported industrialization in China between 2007 and 2013. Such policies led to industry overbuild, margin compression, and the only mega cycle in the acetyls space history. Beyond 2020, we have some larger productivity-based, low-cost expansions that can be brought on line, generating good returns at constant demand levels and obviously much higher returns as demand grows.
High return organic opportunities have supported our growth over the last five years and will continue doing so going forward. As we had previously announced, we will be adding an incremental 300kt of VAM capacity in 2019 and 2020 to meet anticipated demand growth of about 3 percent over the next few years. The Clear Lake, Texas VAM plant expansion is nearing completion and we expect commercial operations in the first quarter of 2019. The expansion will make an additional 150kt of capacity available which we will bring to market as needed. This capital efficient and productivity-based expansion provides a return of approximately 40 percent.
Last week we announced the acquisition of Next Polymers, a leading domestic engineered thermoplastics supplier in India, serving a market that is growing at a mid-teen pace year over year. Celanese will become a top producer in short order and we expect Next Polymers to directly add about $15 million of EBITDA in the next few years.
And early this week we announced an expansion of our POM plant in Frankfurt, Germany, making it the largest and, we believe, most efficient POM plant in the world. When completed in early 2021, this project will provide a conservative return of 45 percent.
As we look forward, I'll start with a few general economic observations. Broadly speaking, business in the US, Europe, and Asia does not seem to be overly stressed from the trade disputes underway. In Asia, demand adjustments are in line with historical norms and pricing is as expected and in some cases trending higher through local initiatives. Through our lens, current customers and segment behavior seems normative with similar periods in the past when we have seen high growth and abrupt inflation which tends to dampen near-term purchases as well as drive inventory reductions. In summary, we do not see signs of a dramatic slowdown as some have projected. We believe that the current economic climate, one of good demand, high capacity utilization, volatility, and needed solutions, favors our business models and reinforces our expectations through this decade and into the next.
If I include benefits from productivity-based investments, improvements from recent acquisitions, factor in winter seasonality, and Engineered Materials project growth, we expect cumulative adjusted earnings of approximately $34 per share for the 2018 through 2020 period, that's a 36 percent increase over the prior three years from 2016 to 2018.
Looking specifically at 2019, we expect gains in Engineered Materials to be moderated by a return of winter seasonality in the Acetyl Chain. Gains from our legacy acquisitions and incremental volumes from our expansions and productivity will help offset expected inflation and the cost of several large planned outages. Rolling this together, we see 2019 adjusted earnings per share to be similar to 2018 levels.

Volume growth across all businesses, increased project introductions, incremental M&A, and productivity we believe will push adjusted earnings in 2020 to press $12 per share. This cumulative step-up in earnings will also support free cash flow generation in excess of $3.6 billion over this three-year period.
We will share more details with you on 2019 during our fourth quarter earnings call. Before I hand over this mic, I would like to thank the organization for yet another great quarter. It is a privilege to work with an organization so dedicated to one another, to doing what is right, and to driving exceptional shareholder value.
With that I'll turn it over to, Scott Sutton.
Scott Sutton, Celanese Corporation, Chief Operating Officer
Thanks Mark. I am pleased to talk about Celanese’s Engineered Materials or EM business as we are heading toward completing a record year with about a $100 million expansion in adjusted EBIT for the full year of 2018 over last year. This comes after growing adjusted EBIT year over year roughly $70 million in 2015, $80 million in 2016, and $90 million in 2017. We are on the right track to make this a billion dollar adjusted EBIT business and continue to be our customer’s first choice in materials.
We have shared with you the transformation of this business and the fundamental change in how we operate the model. Our customer-responsive model starts with mapping their innovation needs back to our materials solutions technology. This has created a business that can maintain its growth trajectory, even in less favorable conditions in the underlying industry. Compared to four years ago, EM is also more diversified in terms of end markets and geographic regions. Today about 30 percent of EM's net sales come from the auto segment, a significantly lower proportion than five years ago. Faster growth in other end markets like medical, electronics and electrical components, consumer products, and energy storage has increased their contribution over this time period. In addition, success in the Asian markets has muted seasonality and has balanced demand better between quarters.

Let me share a bit more color on how we implement this model. Essentially the EM model thrives on not just the amount of units that are produced but the rate of innovation included in those products. The EM model can identify and enable product development opportunities to cut overall system cost, improve productivity, and address increased complexity that is driven by consumer preferences. In this process, we work with OEMs and Tiers to challenge existing materials with solutions from our portfolio. For example, I mean, we are currently translating multiple projects for speaker grilles. We leverage our highly functionalized POM, capabilities like computer-aided engineering, and appearance expertise to simplify the customer's manufacturing process. Our materials enable customers to eliminate painting and printing steps which not only lowers cost, but can improve throughput and quality. At the same time, the differentiating properties of our materials allow for integrated and finer mesh designs that enhance acoustics in complex shapes. This is just one simple example of how the EM model is geared to support customer value creation and promote new project generation. As a result, just in the auto sector organic EM volume grew 8 percent this quarter compared to a secular decline in global auto builds.
We are now embarking on the next phase that will enhance the model and expand our footprint to support customer needs to differentiate their products. To that effect, we recently made two announcements that move us a couple of steps closer to that target as Mark just mentioned.
First, the Next Polymers acquisition. The engineering thermoplastics market in India, which is worth approximately $3 billion US dollars, and Celanese’s current business there, continue to grow at about 15 percent per year. This acquisition will more than double our current business in India and facilitate the implementation of our complete solutions model from local manufacturing assets and local technical resources. Next Polymers is one of the premier domestic compounders of engineered thermoplastics in India with a product offering that fits the current Engineered Materials portfolio and model. These assets will offer flexibility to produce many Celanese products locally as well. We expect to grow this combined Indian business at an accelerated pace well into the next decade. Our M&A strategy is advised by the insights we gain from our opportunity pipeline model. By studying our project wins and losses, we start to quickly see where we need additional polymers, regional presence, or application capabilities. So, we continue to have a number of potential M&A candidates in the pipeline to work with to further enhance our competitiveness and our competencies.
Second, our POM business continues to grow as the largest polymer in our portfolio. It delivers a broad solutions set across our range of polymer options and is differentiated through the multiple ways in which we can functionalize it. We expect POM to continue its prominence across our portfolio and we are pleased to announce the next high return capacity expansion at our plant in Frankfurt, Germany making it the largest POM asset in the world. The incremental expansion is in line with expected future demand growth in a high utilization rate environment.
Both of these announcements will drive additional support for projects as we continue to solve additional customer needs with more EM solutions. In fact, in the third quarter of 2018, we won, which means we did a new purchase order for 925 projects as we march toward winning more than 3,000 projects this year. That's up from a 1,000 in 2015. In addition, we originated more than 2,000 new customer projects in the third quarter for our pipeline as well, which really confirms the good health of our project-based model.
You know the business continues to develop and deliver on growth commitments. While we experienced quite a bit of cost input inflation in this quarter, we were more than able to offset that with robust price increases which partially showed the growth of organic volume sold to 4 percent per year over year growth and we expect volume growth to return to the 6 to 9 percent range in 2019 and 2020. Prior to introducing our current EM model, margins would have declined in line with raw material inflation, however we now have levers to offset that impact while still expanding absolute earnings. Our Ibn Sina joint venture in Saudi Arabia also performed well with the new POM plant gaining traction as it delivered solid results in the quarter. Overall EBIT margin for the quarter was 29 percent, as we continue to improve profitability of acquired businesses, push price increases, and remain disciplined on spend.
So with that I will hand it over to Scott Richardson. Thank you.

Scott Richardson, Celanese Corporation, Chief Financial Officer
Thanks Scott.
As you heard from Mark and Scott, we continue to see strong growth in our businesses this year with a high level of earnings in the third quarter of 2018. In addition, we continue to strengthen our ability to convert those earnings to free cash flow and redeploy that capital effectively. Operating cash flow was $467 million and free cash flow was $382 million in the quarter. Inventory levels rose sequentially and year over year largely due to preparations for planned fourth quarter turnarounds at both the Clear Lake and Bishop, Texas facilities and to support shifts in production to non-US sites to mitigate any impact from US-China tariffs. We now expect free cash flow for 2018 to approach $1.2 billion. Our guidance of cumulative adjusted earnings of $34 per share for 2018 through 2020 translates to an estimated cumulative free cash flow over the next three years of approximately $3.6 billion, well ahead of our target shared at Investor Day.
Capex was $79 million in the quarter and is expected to be approximately $350 million for the full year in line with our prior guidance. We have a high number of high-return organic and productivity-based expansion projects in the pipeline and anticipate that capex levels will push ahead of $350 million in 2020 and 2021. We'll share more details around capex on our first quarter earnings call. In the quarter, we returned $73 million to shareholders through dividends along with another $150 million through share buybacks. This brings our total share buybacks year-to-date to $250 million. Our balance sheet today gives us the opportunity to exercise flexibility with the use of cash, and depending on M&A needs, we have the ability to accelerate buybacks as needed. We also are in the process of reviewing our future dividend plans to better reflect our confidence in earnings expansion and will communicate any adjustments for the future on our first quarter earnings call.
The growth in our earnings and cash flow profile has further strengthened our attractive Investment Grade balance sheet, and our leverage and credit metrics have notably improved. We continually strive to optimize our capital structure to maintain a balanced debt portfolio, and as part of that, we are evaluating our maturity profile.  With the backdrop of attractive interest rates and a relatively flat yield curve, we will look to opportunistically refinance our shorter term floating rate debt into longer term fixed rate debt in the near future.  This will extend our maturities and reduce interest cost at the same time.
The effective US GAAP tax rate was 12 percent in the third quarter of 2018, versus 20 percent in the prior year quarter, due to adjustments to valuation allowances, impact of new US tax legislation, and fewer foreign losses without tax benefit. The tax rate for adjusted earnings per share was 14 percent, compared to 16 percent in the third quarter of the prior year, primarily from a lower tax rate put in place by the recent Tax Cuts and Jobs Act.
This concludes our prepared remarks. We look forward to discussing our progress towards the 2020 targets and addressing your questions on our earnings call tomorrow.
Thank you.

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